Exhibit 4(f)
Pacific Life Insurance Company
700 Newport Center Drive
Newport Beach, CA 92660
INCOME ACCESS RIDER
Pacific Life Insurance Company has issued this Rider as a part of the annuity Contract to which it is attached.
All provisions of the Contract that do not conflict with this Rider apply to this Rider. In the event of any conflict between the provisions of this Rider and the provisions of the Contract, the provisions of this Rider shall prevail over the provisions of the Contract.
The numeric examples contained in this Rider are based on certain assumptions. They have been provided to assist in understanding the benefits provided by this Rider and to demonstrate how Purchase Payments received and withdrawals made from the Contract prior to the Annuity Date affect the values and benefits under this Rider over an extended period of time.

Definition of Terms — Unless redefined below, the terms defined in the Contract will have the same meaning when used in this Rider. For purposes of this Rider, the following definitions apply:
Annual RMD Amount — The amount required to be distributed each Calendar Year for purposes of satisfying the minimum distribution requirements of Internal Revenue Code Section 401(a)(9) and related Code provisions in effect on the Rider Effective Date.
Eligible Investment Option — An Investment Option available under this Rider to which all or a portion of Purchase Payments and/or Contract Value may be allocated. Eligible Investment Options may consist of one or more Variable Investment Options, one or more fixed rate General Account Investment Options or a combination of both, as determined by us from time to time for this Rider.
Protected Payment Amount — The maximum amount that can be withdrawn under this Rider each Contract Year without causing recalculation of the Protected Payment Base. The Protected Payment Amount is an annual amount equal to the lesser of Remaining Protected Balance or 7% of the Protected Payment Base. The Protected Payment Amount for a Contract Year is determined at the beginning of that Contract Year and will remain unchanged throughout that Contract Year.
Protected Payment Base — An amount used to determine the Protected Payment Amount. Initially, this amount is equal to the Initial Purchase Payment, if this Rider is effective on the Contract Date; or the Contract Value, if this Rider is effective on a Contract Anniversary. The Protected Payment Base will remain unchanged except as otherwise described under the provisions of this Rider.
Remaining Protected Balance — The amount available for future withdrawals made under this Rider.
Restricted Investment Option — An Investment Option that is not an Eligible Investment Option.
Step-Up — An increase in the Remaining Protected Balance to an amount equal to 100% of the Contract Value, determined as of a Step-Up Date.
Step-Up Date — Any Contract Anniversary beginning with the first (1st) Contract Anniversary after the Rider Effective Date and before the Annuity Date, on which you elect a Step-Up in the Remaining Protected Balance.
For purposes of this Rider, the term “withdrawal” includes any applicable withdrawal charges and charges for premium taxes and/or other taxes, if applicable. Amounts withdrawn under this Rider will reduce the Contract Value by the amount withdrawn and will be subject to the same conditions, limitations, restrictions and all other fees, charges and deductions, if applicable, as withdrawals otherwise made under the provisions of the Contract.
Income Access — You have purchased an Income Access Rider. Subject to the terms and conditions described herein, this Rider allows for:
(a)	withdrawals up to the Protected Payment Amount each Contract Year without any adjustment to the Protected Payment Base, regardless of market performance, until the Remaining Protected Balance equals zero; and

(b)	withdrawals for purposes of satisfying the minimum distribution requirements of Internal Revenue Code Section 401(a)(9) and related Code provisions in effect on the Rider Effective Date, regardless of the amount, without any adjustment to the Protected Payment Base, subject to certain conditions as described herein.
Additionally, on any Contract Anniversary beginning with the first (1st) Contract Anniversary after the Rider Effective Date, you may elect to Step-Up the Remaining Protected Balance to an amount equal to 100% of the Contract Value as of that Contract Anniversary

Eligibility — This Rider may be purchased on the Contract Date or on any subsequent Contract Anniversary, provided that on the date of purchase (the “Rider Effective Date”):
(a)	the age of each Annuitant is 85 years or younger on the date of purchase; and

(b)	the entire Contract Value and all subsequent Purchase Payments received after the Rider Effective Date are invested in Eligible Investment Options designated by us for this Rider.
Investment Limitations — By adding this Rider to the Contract, you agreed to certain limitations related to the Investment Options available to you in which you may invest while this Rider is in effect. These limitations may include, but are not limited to:
(a)	the allocation of Purchase Payments and/or Contract Value to certain Eligible Investment Options;

(b)	exclusion of certain Investment Options (Restricted Investment Options);

(c)	requiring minimum and/or maximum Purchase Payment allocation limits to Eligible Investment Options; and

(d)	impose restrictions and limitations on the amount and/or on the number of transfers into or out of, that affect any Eligible Investment Option.
These restrictions and limitations apply to the entire Contract Value. We reserve the right to add, remove and/or change the limitations and restrictions on Eligible Investment Options.
We may, from time to time, make other Investment Options (including Investment Options not currently available) eligible and available for investment under this Rider. Any new Eligible Investment Option will be subject to the restrictions and limitations described in this provision. We will provide you with written notice of all material details, including investment objectives and charges.
Annual Charge — An annual charge for expenses related to this Rider will be deducted from the Investment Options on a proportionate basis relative to the Account Value in each such Investment Option.
The annual charge is deducted, in arrears, on each Contract Anniversary that this Rider remains in effect. The annual charge is equal to [0.40%] (not to exceed a maximum annual charge percentage of 0.75%) multiplied by the Contract Value on the day the charge is deducted.
The annual charge percentage established on the Rider Effective Date will not change, except as otherwise described in the provisions of this Rider.
If this Rider terminates on a Contract Anniversary, the entire annual charge for the prior Contract Year will be deducted from the Contract Value on that Contract Anniversary.
If the Rider terminates prior to a Contract Anniversary, we will prorate the annual charge. The prorated amount will be based on the Contract Value as of the day the Rider terminates. Such prorated amount will be deducted from the Contract Value on the earlier of the day the Contract terminates or the Contract Anniversary immediately following the day the Rider terminates.
We will waive the annual charge if the Rider terminates as a result of the death of an Owner or sole surviving Annuitant, or upon full annuitization of the Contract.
Any portion of the annual charge we deduct from any of our fixed-rate General Account Investment Options (if available under the Contract) will not be greater than the annual interest credited in excess of that option’s minimum guaranteed interest rate.
Change in Annual Charge — The annual charge percentage may change if you elect a step up in the Remaining Protected Balance. The annual charge percentage will never exceed the annual charge percentage then in effect for new issues of this same rider. If we are no longer issuing this rider, any change in the annual charge percentage will not result in an annual charge percentage that exceeds the maximum annual charge percentage specified in the Annual Charge provision.
If the Remaining Protected Balance is never stepped-up, the annual charge established on the Rider Effective Date is guaranteed not to change.

Initial Values — The Protected Payment Base, Remaining Protected Balance and Protected Payment Amount are initially set on the Rider Effective Date.
If this Rider is effective on the Contract Date, the Protected Payment Base and Remaining Protected Balance are set equal to the Initial Purchase Payment.
If this Rider is effective on a Contract Anniversary, the Protected Payment Base and Remaining Protected Balance are set equal to the Contract Value on that Contract Anniversary.
The Protected Payment Amount on the Rider Effective Date is set equal to 7% of the Protected Payment Base.
Once set, the Protected Payment Base and Protected Payment Amount will remain unchanged, provided no subsequent Purchase Payments are received after the Rider’s Effective Date, the total amount withdrawn each Contract Year does not exceed the Protected Payment Amount and the Remaining Protected Balance is greater than 7% of the Protected Payment Base at each Contract Anniversary.
Subsequent Purchase Payments — Subsequent Purchase Payments received after the Rider Effective Date will result in an adjustment to the Protected Payment Base, Remaining Protected Balance and Protected Payment Amount.
Immediately following receipt of a Purchase Payment, we will increase the Protected Payment Base and Remaining Protected Balance by the amount of the Purchase Payment. The Protected Payment Amount will remain unchanged until the Contract Anniversary following receipt of the Purchase Payment, when the Protected Payment Amount for the new Contract Year is determined.
For purposes of this Rider, we reserve the right to restrict subsequent Purchase Payments.
Withdrawal of Protected Payment Amount — While this Rider is in effect, you may make cumulative withdrawals up to the Protected Payment Amount each Contract Year without any adjustment to the Protected Payment Base, regardless of market performance, until the Remaining Protected Balance equals zero. Such withdrawals may be taken in a lump sum, in multiple withdrawals or in a series of pre-authorized withdrawals within the Contract Year.
Any portion of the Protected Payment Amount not withdrawn during a Contract Year may not be carried over to the next Contract Year.
If a withdrawal does not cause the total amount withdrawn during the Contract Year to exceed the Protected Payment Amount, the Protected Payment Base will remain unchanged. The Remaining Protected Balance will decrease by the withdrawal amount immediately following the withdrawal.
A withdrawal may not exceed the amount available for withdrawal under the Contract, if such withdrawal would cause the cumulative withdrawals for that Contract Year to exceed the Protected Payment Amount and reduce the Contract Value to zero.
Withdrawals Exceeding Protected Payment Amount — Except as otherwise provided under the Withdrawals to Satisfy Required Minimum Distribution provision of this Rider, if a withdrawal causes the total amount withdrawn during the Contract Year to exceed the Protected Payment Amount, we will reset the Protected Payment Base and Remaining Protected Balance immediately following the withdrawal to the lesser of:
(a)	the Contract Value immediately after the withdrawal; or

(b)	the Remaining Protected Balance immediately prior to the withdrawal, less the withdrawal amount.
The Protected Payment Amount will remain unchanged until the Contract Anniversary following the withdrawal when the Protected Payment Amount for the new Contract Year is determined.

Withdrawals to Satisfy Required Minimum Distribution — No adjustment will be made to the Protected Payment Base if withdrawals made under this Rider exceed the Protected Payment Amount established for the Contract Year, provided that such withdrawals (herein referred to as “RMD withdrawals”) are for purposes of satisfying the minimum distribution requirements of Internal Revenue Code Section 401(a)(9) and related Code provisions in effect on the Rider Effective Date, and further subject to the following:
•	you have authorized us to calculate and make periodic distribution of the Annual RMD Amount for the Calendar Year required based on the payment frequency you have chosen;

•	the Annual RMD Amount is based on this Contract only; and

•	no withdrawals (other than RMD withdrawals) are made from the Contract during the Contract Year.
Each RMD withdrawal will decrease the Remaining Protected Balance by the amount withdrawn immediately following the RMD withdrawal. The Protected Payment Amount will remain unchanged until the Contract Anniversary following the RMD withdrawal when the Protected Payment Amount for the new Contract Year is determined.
Depletion of Contract Value — If, immediately after a withdrawal: (a) the cumulative withdrawals (including RMD withdrawals) for that Contract Year do not exceed the Protected Payment Amount; and (b) the Contract Value is reduced to zero, the following will apply:
•	the Protected Payment Amount will be paid under a series of pre-authorized withdrawals under a payment frequency, as elected by the Owner, but no less frequently than annually, until the Remaining Protected Balance is reduced to zero;

•	no additional Purchase Payments will be accepted under the Contract;

•	any Remaining Protected Balance will not be available for payment in a lump sum or may not be applied to provide payments under an Annuity Option; and

•	the Contract will cease to provide any death benefit.
If the Owner or sole surviving Annuitant dies and the Contract Value is zero as of the date of death, any Remaining Protected Balance will be paid to the designated Beneficiary under the series of pre-authorized withdrawals and payment frequency then in effect at the time of the Owner’s or sole surviving Annuitant’s death.
Owner-Elected Step-Ups — You may, on any Contract Anniversary beginning with the Contract Anniversary following the Rider Effective Date and before the Annuity Date, elect to Step-Up the Remaining Protected Balance and Protected Payment Base to an amount equal to 100% of the Contract Value as of that Contract Anniversary. The annual charge percentage may change as a result of any Step-Up.
Your election to Step-Up must be received, in a form satisfactory to us, at our Service Center within thirty (30) days after the Contract Anniversary on which the Step-Up is effective.
On each Contract Anniversary for which a Step-Up is effective, we will:
(a)	reset the Remaining Protected Balance to an amount equal to 100% of the Contract Value as of that Contract Anniversary;

(b)	reset the Protected Payment Base to an amount equal to the reset Remaining Protected Balance; and

(c)	reset the Protected Payment Amount to equal 7% of the reset Protected Payment Base.
Once this option has been elected and is in effect, another Step-Up may not be elected until the next Contract Anniversary. We will provide you with written confirmation of your election.
On and after each Step-Up Date, the provisions of this Rider shall apply in the same manner as they applied when the Rider was originally issued. The limitations and restrictions on Purchase Payments and withdrawals, the deduction of annual charges and any future step-up options available on and after the Step-Up Date, will again apply and will be measured from that Step-Up Date.

Your election to Step-Up may result in a reduction in the Protected Payment Base, Remaining Protected Balance and Protected Payment Amount.
Spousal Continuation — If the Owner dies while this Rider is in effect and if the surviving spouse of the deceased Owner elects to continue the Contract in accordance with its terms, then the provisions of this Rider will continue, unless otherwise terminated.
Termination of Rider — Except as otherwise provided under the Spousal Continuation provision of this Rider, this Rider will automatically terminate upon the earliest to occur of one of the following events:
(a)	the day you allocate any portion of your Purchase Payments or transfer any portion of the Contract Value to a Restricted Investment Option;

(b)	the day the Remaining Protected Balance is reduced to zero;

(c)	the day of the first death of an Owner or the date of death of the sole surviving Annuitant, except as otherwise provided in the paragraph below. If the Contract is owned by a Non-Natural Owner, the day of the first death of an Annuitant, including Primary, Joint and Contingent Annuitants.

(d)	the day the Contract is terminated in accordance with the provisions of the Contract, except as otherwise provided in the paragraph below; or

(e)	the Annuity Date.
This Rider and the Contract will not terminate under subparagraphs (c) and (d) above, if at the time of these events, the Contract Value is zero and we are making pre-authorized withdrawals of the Remaining Protected Balance (see Depletion of Contract Value provision of this Rider). In this case, the Rider and Contract will terminate as described in subparagraph (b) above.
Rider Effective Date — This Rider is effective on the Contract Date, unless a later date is shown below.
Rider Effective Date: [date]
All other terms and conditions of the Contract remain unchanged by this Rider.
PACIFIC LIFE INSURANCE COMPANY

Chairman and Chief Executive Officer	Secretary

INCOME ACCESS RIDER
SAMPLE CALCULATIONS
The numeric examples shown in this section are based on certain assumptions. They have been provided to assist in understanding the benefits provided by this Rider and to demonstrate how Purchase Payments received and withdrawals made from the Contract prior to the Annuity Date affect the values and benefits under this Rider over an extended period of time. These examples are not intended to serve as projections of future investment returns.
Example #1 — Illustration of the initial values on the Effective Date based on an Initial Purchase Payment of $100,000.

	Purchase		Contract	Protected	Protected	Remaining
	Payments	Withdrawal	Value After	Payment	Payment Amount	Protected
Contract Years	Received	Amount	Activity	Base (PPB)	(7% of PPB)	Balance
Beginning of Year 1	$100,000			$100,000	$7,000	$100,000
Example #2 — Illustration of an additional Purchase Payment received after the Rider Effective Date but within the same Contract Year and its effect on the Protected Payment Base and Remaining Protected Balance.

	Purchase		Contract	Protected	Protected	Remaining
	Payments	Withdrawal	Value After	Payment	Payment Amount	Protected
Contract Years	Received	Amount	Activity	Base (PPB)	(7% of PPB)	Balance
Beginning of Year 1	$100,000			$100,000	$7,000	$100,000
Activity	$20,000		$122,000	$120,000		$120,000
Beginning of Year 2				$120,000	$8,400	$120,000
In addition to Purchase Payments, the Contract Value is further subject to increases and/or decreases during a Contract Year as a result of additional amounts credited, charges, fees and other deductions and increases and/or decreases in the investment performance of the Variable Account.
Example #3 — Illustration of cumulative withdrawals during the second Contract Year not exceeding the Protected Payment Amount established for that Contract Year.

	Purchase		Contract	Protected	Protected	Remaining
	Payments	Withdrawal	Value After	Payment	Payment Amount	Protected
Contract Years	Received	Amount	Activity	Base (PPB)	(7% of PPB)	Balance
Beginning of Year 1	$100,000			$100,000	$7,000	$100,000
Activity	$20,000		$122,000	$120,000		$120,000
Beginning of Year 2				$120,000	$8,400	$120,000
Activity		$8,400	$110,600			$111,600
Beginning of Year 3				$120,000	$8,400	$111,600

INCOME ACCESS RIDER
SAMPLE CALCULATIONS
Example #4 — Illustration of cumulative withdrawals during the third Contract Year exceeding the Protected Payment Amount established for that Contract Year and its effect on the Protected Payment Base and Remaining Protected Balance.

	Purchase		Contract	Protected	Protected	Remaining
	Payments	Withdrawal	Value After	Payment	Payment Amount	Protected
Contract Years	Received	Amount	Activity	Base (PPB)	(7% of PPB)	Balance
Beginning of Year 1	$100,000			$100,000	$7,000	$100,000
Activity	$20,000		$122,000	$120,000		$120,000
Beginning of Year 2				$120,000	$8,400	$120,000
Activity		$8,400	$110,600			$111,600
Beginning of Year 3				$120,000	$8,400	$111,600
Activity (Withdrawal)		$8,400	$103,600			$103,200
Activity (Withdrawal)		$5,000	$94,000	$94,000		$94,000
Beginning of Year 4				$94,000	$6,580	$94,000
Because the $5,000 withdrawal causes the cumulative withdrawals to exceed the Protected Payment Amount, the Protected Payment Base and Remaining Protected Balance immediately after the withdrawal are reset to the lesser of: (a) the Contract Value immediately after the withdrawal ($94,000); or (b) the Remaining Protected Balance immediately prior to the withdrawal, less the withdrawal amount ($103,200 — $5,000 = $98,200).
Example #5 — Illustration of a Step-Up in the Remaining Protected Balance at the Beginning of Contract Year 7 (Step-Up Date). This illustration further assumes that cumulative withdrawals for Contract Years 4, 5 and 6 do not exceed the Protected Payment Amount and no additional Purchase Payments are made during these Contract Years.

	Purchase		Contract	Protected	Protected	Remaining
	Payments	Withdrawal	Value After	Payment	Payment Amount	Protected
Contract Years	Received	Amount	Activity	Base (PPB)	(7% of PPB)	Balance
Beginning of Year 4				$94,000	$6,580	$94,000
Activity (Withdrawal)		$6,580				$87,420
Beginning of Year 5				$94,000	$6,580	$87,420
Activity (Withdrawal)		$6,580				$80,840
Beginning of Year 6				$94,000	$6,580	$80,840
Activity (Withdrawal)		$6,580				$74,260
Beginning of Year 7 (Balances immediately prior to the Step-Up)			$85,000	$94,000	$6,580	$74,260
Activity (Step-Up effected)
Beginning of Year 7 (Balances immediately after the Step-Up)			$85,000	$85,000	$5,950	$85,000
Because the Contract Value ($85,000) on the Step-Up Date is greater than the Remaining Protected Balance ($74,260) (see balances immediately prior to the Step-Up), the Step-Up election: (a) resets the Remaining Protected Balance to equal the Contract Value; (b) resets the Protected Payment Base to equal the reset Remaining Protected Balance, resulting in a reduction in the Protected Payment Base; and (c) resets the Protected Payment Amount to equal 7% of the reset Protected Payment Base ($85,000 x 7% = $5,950), resulting in a reduction in the Protected Payment Amount (see balances immediately after the Step-Up).